Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP ANNOUNCES SECOND QUARTER 2023 RESULTS

NEW YORK, NY – July 27, 2023 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the second quarter 2023 of $139.1 million, or $0.27 per diluted common share, as compared to the second quarter 2022 net income of $96.4 million, or $0.18 per diluted common share, and net income of $146.6 million, or $0.28 per diluted common share, for the first quarter 2023. Excluding all non-core charges, our adjusted net income (a non-GAAP measure) was $147.1 million, or $0.28 per diluted common share, for the second quarter 2023, $165.8 million, or $0.32 per diluted common share, for second quarter 2022, and $154.5 million, or $0.30 per diluted common share, for the first quarter 2023. See further details below, including a reconciliation of our non-GAAP adjusted net income, in the "Consolidated Financial Highlights" tables.

Key financial highlights for the second quarter:

•Loan Portfolio: Total loans increased $1.2 billion, or 10.0 percent on an annualized basis, to $49.9 billion at June 30, 2023 from March 31, 2023 mainly as a result of new commercial loan production from mostly seasoned customer relationships and the continuation of slower prepayment activity within the loan portfolio. See the "Loans" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $458.7 million and $461.0 million at June 30, 2023 and March 31, 2023, respectively, representing 0.92 percent and 0.95 percent of total loans at each respective date. During the second quarter 2023, the provision for credit losses for loans totaled $6.3 million as compared to $9.5 million and $43.7 million for the first quarter 2023 and second quarter 2022, respectively.
•Credit Quality: Total accruing past due loans decreased $38.5 million to $61.8 million, or 0.12 percent of total loans, at June 30, 2023 as compared to $100.3 million, or 0.21 percent of total loans, at March 31, 2023. Non-accrual loans represented 0.51 percent and 0.50 percent of total loans at June 30, 2023 and March 31, 2023, respectively. Net loan charge-offs totaled $8.6 million for the second quarter 2023 as compared to $30.4 million and $2.3 million for the first quarter 2023 and second quarter 2022, respectively. See the "Credit Quality" section below for more details.
•Deposits: Total deposits increased $2.0 billion to $49.6 billion at June 30, 2023 as compared to $47.6 billion at March 31, 2023 largely due to increases in indirect customer deposits and retail CDs. See the "Deposits" section below for more details.
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $421.3 million for the second quarter 2023 decreased $16.2 million compared to the first quarter 2023 and increased $1.7 million as compared to the second quarter 2022. Our net interest margin on

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2023 Earnings
July 27, 2023

a tax equivalent basis decreased by 22 basis points to 2.94 percent in the second quarter 2023 as compared to 3.16 percent for the first quarter 2023. The decline in both net interest income and margin as compared to the linked first quarter reflects the impact of rising market interest rates on interest bearing deposits and incremental short-term borrowings held during the second quarter 2023. While our cash position declined compared to the linked quarter, elevated liquidity on an average basis continued to weigh on our net interest margin during the quarter. See the "Net Interest Income and Margin" section below for more details.
•Non-Interest Income: Non-interest income increased $5.8 million to $60.1 million for the second quarter 2023 as compared to the first quarter 2023 mainly due to a $6.1 million increase in capital market fees. The increase in capital market fees was largely driven by additional fee income from a higher volume of interest rate swap transactions executed for commercial loan customers during the second quarter 2023.
•Non-Interest Expense: Non-interest expense increased $10.8 million to $283.0 million for the second quarter 2023 as compared to the first quarter 2023 primarily due to a non-core charge of $11.2 million recorded within salary and employee benefits expense largely related to recent workforce reductions. Salary and employee benefits expense increased $4.6 million from first quarter 2023 mainly due to the non-core charge, partially offset by lower cash incentive compensation expense and payroll taxes. Additionally, professional and legal fees increased $4.6 million from first quarter 2023 mostly due to higher technology consulting and managed services, while technology, furniture and equipment expense decreased $4.0 million during the second quarter 2023 due, in part, to lower depreciation expense.
•Efficiency Ratio: Our efficiency ratio was 55.59 percent for the second quarter 2023 as compared to 53.79 percent and 50.78 percent for the first quarter 2023 and second quarter 2022, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.90 percent, 8.50 percent and 12.37 percent for the second quarter 2023, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core charges, were 0.95 percent, 8.99 percent and 13.09 percent for the second quarter 2023, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO commented, "In a challenging and competitive operating environment, Valley continues to exhibit strong and stable asset quality which has set us apart throughout our history. This strength is the product of significant granularity and diversity on both sides of the balance sheet. Further, our ability to service and support our premier clientele will drive our ongoing success in a volatile market."

Mr. Robbins continued, "We will continue to navigate the current impact of an inverted yield curve through a combination of thoughtful and methodical growth and diligent expense management. Our commitment to our local communities remains paramount, and we believe that a brighter future lies ahead for both Valley and the banking industry as a whole."

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2023 Earnings
July 27, 2023

Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $421.3 million for the second quarter 2023 decreased $16.2 million as compared to the first quarter 2023 and increased $1.7 million as compared to the second quarter 2022. The decrease as compared to the first quarter 2023 was mainly due to a $3.3 billion increase in average interest bearing liabilities and higher interest rates on most interest bearing deposit products and short-term borrowings, partially offset by higher loan yields. As a result, interest expense increased $83.5 million to $367.7 million for the second quarter 2023 as compared to the first quarter 2023. Interest income on a tax equivalent basis increased $67.3 million to $789.0 million in the second quarter 2023 as compared to the first quarter 2023. The increase was mostly due to higher yields on both new originations and adjustable rate loans in our portfolio and a $1.6 billion increase in average loan balances driven by organic new loan volumes and a continuation of slower loan prepayments.

Net interest margin on a tax equivalent basis of 2.94 percent for the second quarter 2023 decreased by 22 basis points and 49 basis points from 3.16 percent and 3.43 percent for the first quarter 2023 and the second quarter 2022, respectively. The decrease as compared to the first quarter 2023 was largely driven by higher interest rates on interest bearing deposits and short-term borrowings, partially offset by a 29 basis point increase in the yield on average interest earning assets. The yield on average loans increased by 30 basis points to 5.78 percent for the second quarter 2023 as compared to the first quarter 2023 largely due to higher interest rates on new originations and adjustable rate loans. The yields on average taxable and non-taxable investments also increased 13 basis points and 16 basis points, respectively, from the first quarter 2023 mostly due to investment maturities and prepayments redeployed into new higher yielding securities during the first half of 2023. Our cost of total average deposits increased to 2.45 percent for the second quarter 2023 from 1.96 percent and 0.19 percent for the first quarter 2023 and the second quarter 2022, respectively. The overall cost of average interest bearing liabilities also increased 57 basis points to 3.59 percent for the second quarter 2023 as compared to the first quarter 2023 primarily driven by the rising market interest rates on deposits during the first half of 2023.
Loans, Deposits and Other Borrowings
Loans. Loans increased $1.2 billion to approximately $49.9 billion at June 30, 2023 from March 31, 2023 mainly due to continued organic loan growth in commercial loan categories and low levels of prepayment activity during the second quarter 2023. Total commercial real estate (including construction) and commercial and industrial loans increased $831.8 million, or 10.8 percent, and $243.4 million, or 10.8 percent, respectively, on an annualized basis during the second quarter 2023. Residential mortgage loans increased $74.1 million during the second quarter 2023 as we largely originated new portfolio loans held for investment. During the second quarter 2023, we sold $44.5 million of residential mortgage loans as compared to $27.3 million in the first quarter 2023. Residential mortgage loans held for sale at fair value totaled $23.0 million and $17.2 million at June 30, 2023 and March 31, 2023, respectively. At June 30, 2023, loans held for sale also included one non-performing construction loan totaling $10.0 million, net of charge-offs, transferred from the loan portfolio during the second quarter 2023.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2023 Earnings
July 27, 2023

Deposits. Total deposits increased $2.0 billion to $49.6 billion at June 30, 2023 from March 31, 2023 mainly due to a $3.8 billion increase in time deposits, partially offset by decreases in non-interest bearing deposits, and savings, NOW and money market deposits totaling $1.1 billion and $626.1 million, respectively. The increase in time deposits from March 31, 2023 was partially attributable to higher fully-insured indirect customer CD balances at June 30, 2023. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 25 percent, 45 percent and 30 percent of total deposits as of June 30, 2023, respectively, as compared to 29 percent, 48 percent and 23 percent of total deposits as of March 31, 2023, respectively.
Other Borrowings. Short-term borrowings decreased $5.3 billion to $1.1 billion at June 30, 2023 as compared to March 31, 2023 mainly due to maturities and repayment of FHLB advances. In March 2023, we increased our short-term borrowings to bolster our liquidity position out of an abundance of caution in the wake of the two bank failures and subsequently managed these balances to a lower level during the second quarter 2023, partially through the greater use of time deposits. We continue to closely monitor changes in the current banking environment and have substantial access to additional liquidity. Long-term borrowings totaled $2.4 billion at June 30, 2023 and remained relatively unchanged as compared to March 31, 2023.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, increased $11.2 million to $256.1 million at June 30, 2023 as compared to March 31, 2023 mostly driven by an increase in non-accrual loans. Non-accrual commercial real estate loans increased $14.8 million to $82.7 million at June 30, 2023 due, in part, to the migration of two loans totaling $10.2 million from the 30 to 59 days past due delinquency category at March 31, 2023 and one new $4.5 million non-performing loan at June 30, 2023. Non-accrual construction loans decreased $5.6 million to $63.0 million at June 30, 2023 from March 31, 2023 primarily due to the $4.2 million partial charge-off of one loan, which was transferred to loans held for sale at June 30, 2023. Non-accrual loans represented 0.51 percent of total loans at June 30, 2023 compared to 0.50 percent at March 31, 2023.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $38.5 million to $61.8 million, or 0.12 percent of total loans, at June 30, 2023 as compared to $100.3 million, or 0.21 percent of total loans at March 31, 2023.
Loans 30 to 59 days past due decreased $20.9 million at June 30, 2023 as compared to March 31, 2023 due, in part, to the aforementioned commercial real estate loans totaling $10.2 million included in this delinquency category at March 31, 2023 that moved to non-accrual loans at June 30, 2023. Commercial and industrial loans 30 to 59 days past due decreased $14.5 million mainly due to improved performance during the second quarter 2023. Loans 60 to 89 days past due decreased $14.8 million to $12.9 million at June 30, 2023 as compared to March 31, 2023 largely due to a commercial and industrial loan relationship totaling $21.2 million included in this delinquency category at March 31, 2023 that became current with respect to its contractual payments at June 30, 2023. Loans 90 days or more past due and still accruing interest decreased $2.8 million to $15.0 million at June 30, 2023 as compared to March 31, 2023. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2023 Earnings
July 27, 2023

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at June 30, 2023, March 31, 2023 and June 30, 2022:

	June 30, 2023		March 31, 2023		June 30, 2022
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$128,245	1.38%	$127,992	1.42%	$144,539	1.70%
Commercial real estate loans:
Commercial real estate	194,177	0.70	190,420	0.70	227,457	0.97
Construction	45,518	1.19	52,912	1.42	49,770	1.47
Total commercial real estate loans	239,695	0.76	243,332	0.79	277,227	1.03
Residential mortgage loans	44,153	0.79	41,708	0.76	29,889	0.60
Consumer loans:
Home equity	4,020	0.75	4,417	0.86	3,907	0.91
Auto and other consumer	20,319	0.70	19,449	0.69	13,257	0.49
Total consumer loans	24,339	0.71	23,866	0.71	17,164	0.55
Allowance for loan losses	436,432	0.88	436,898	0.90	468,819	1.08
Allowance for unfunded credit commitments	22,244		24,071		22,144
Total allowance for credit losses for loans	$458,676		$460,969		$490,963
Allowance for credit losses for loans as a % total loans		0.92%		0.95%		1.13%

Our loan portfolio, totaling $49.9 billion at June 30, 2023, had net loan charge-offs totaling $8.6 million for the second quarter 2023 as compared to $30.4 million and $2.3 million for the first quarter 2023 and the second quarter 2022, respectively. Gross charge-offs totaled $11.3 million for the second quarter 2023 and included the $4.2 million partial charge-off related to the valuation of a non-performing construction loan transferred from the held for investment loan portfolio to loans held for sale at June 30, 2023. This construction loan had specific reserves of $5.2 million within the allowance for loan losses at March 31, 2023 and, as a result, the partial charge-off was fully reserved for prior to the second quarter 2023.

The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 0.92 percent at June 30, 2023 as compared to 0.95 percent and 1.13 percent at March 31, 2023 and June 30, 2022, respectively. During the second quarter 2023, the provision for credit losses for loans totaled $6.3 million as compared to $9.5 million and $43.7 million for the first quarter 2023 and second quarter 2022, respectively. At June 30, 2023, our allowance for credit losses for loans as a percentage of total loans decreased as compared to March 31, 2023 as higher economic forecast reserves driven by a more pessimistic Moody's Baseline

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2023 Earnings
July 27, 2023

outlook was more than offset by lower non-economic qualitative reserves for commercial loans. The net impact of other changes in quantitative reserves for each loan category was not significant to the total allowance for loan losses at June 30, 2023.
Capital Adequacy
Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 11.52 percent, 9.03 percent, 9.47 percent and 7.86 percent, respectively, at June 30, 2023.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Daylight Savings Time, today to discuss the second quarter 2023 earnings and related matters. Interested parties should preregister using this link: https://register.vevent.com to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com and archived on Valley’s website through Monday, August 28, 2023.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with nearly $62 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•the impact of Federal Reserve actions affecting the level of market interest rates and increases in business failures, specifically among our clients, as well as on our business, our employees and our ability to provide services to our customers;

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2023 Earnings
July 27, 2023

•the impact of recent and possible future bank failures on the business environment in which we operate and resulting market volatility and reduced confidence in depository institutions, including impact on stock price, customer deposit withdrawals from Valley National Bank, or business disruptions or liquidity issues that have or may affect our customers;
•the impact of unfavorable macroeconomic conditions or downturns, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by and factors outside of our control, such as geopolitical instabilities or events; natural and other disasters (including severe weather events) and health emergencies, acts of terrorism or other external events;
•risks associated with our acquisition of Bank Leumi Le-Israel Corporation (Bank Leumi USA), including (i) the inability to realize expected cost savings and synergies from the acquisition in the amounts or timeframe anticipated and (ii) greater than expected costs or difficulties relating to integration matters;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•the inability to attract new customer deposits to keep pace with loan growth strategies;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the risks related to the replacement of the London Interbank Offered Rate with Secured Overnight Financing Rate and other reference rates, including increased expenses, risk of litigation and the effectiveness of hedging strategies;
•cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•changes to laws and regulations, including changes affecting oversight of the financial services industry; changes in the enforcement and interpretation of such laws and regulations; and changes in accounting and reporting standards;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2023 Earnings
July 27, 2023

•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida, Alabama, California, and Illinois, as well as an unexpected decline in commercial real estate values within our market areas; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data and stock price)	2023	2023	2022	2023	2022
FINANCIAL DATA:
Net interest income - FTE (1)	$421,275	$437,458	$419,565	$858,733	$737,927
Net interest income	$419,765	$436,020	$418,160	$855,785	$735,829
Non-interest income	60,075	54,299	58,533	114,374	97,803
Total revenue	479,840	490,319	476,693	970,159	833,632
Non-interest expense	282,971	272,166	299,730	555,137	497,070
Pre-provision net revenue	196,869	218,153	176,963	415,022	336,562
Provision for credit losses	6,050	14,437	43,998	20,487	47,555
Income tax expense	51,759	57,165	36,552	108,924	75,866
Net income	139,060	146,551	96,413	285,611	213,141
Dividends on preferred stock	4,030	3,874	3,172	7,904	6,344
Net income available to common shareholders	$135,030	$142,677	$93,241	$277,707	$206,797
Weighted average number of common shares outstanding:
Basic	507,690,043	507,111,295	506,302,464	507,402,268	464,172,210
Diluted	508,643,025	509,656,430	508,479,206	509,076,303	466,320,683
Per common share data:
Basic earnings	$0.27	$0.28	$0.18	$0.55	$0.45
Diluted earnings	0.27	0.28	0.18	0.55	0.44
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	9.38	12.59	13.04	12.59	15.02
Closing stock price - low	6.59	9.06	10.34	6.59	10.34
FINANCIAL RATIOS:
Net interest margin	2.93%	3.15%	3.42%	3.04%	3.30%
Net interest margin - FTE (1)	2.94	3.16	3.43	3.05	3.31
Annualized return on average assets	0.90	0.98	0.72	0.94	0.88
Annualized return on avg. shareholders' equity	8.50	9.10	6.18	8.80	7.51
NON-GAAP FINANCIAL DATA AND RATIOS: (3)
Basic earnings per share, as adjusted	$0.28	$0.30	$0.32	$0.58	$0.60
Diluted earnings per share, as adjusted	0.28	0.30	0.32	0.58	0.60
Annualized return on average assets, as adjusted	0.95%	1.03%	1.25%	0.99%	1.18%
Annualized return on average shareholders' equity, as adjusted	8.99	9.60	10.63	9.29	10.09
Annualized return on avg. tangible shareholders' equity	12.37%	13.39%	9.33%	12.87%	11.07%
Annualized return on average tangible shareholders' equity, as adjusted	13.09	14.12	16.05	13.59	14.87
Efficiency ratio	55.59	53.79	50.78	54.69	51.81

AVERAGE BALANCE SHEET ITEMS:
Assets	$61,877,464	$59,867,002	$53,211,422	$60,877,792	$48,417,469
Interest earning assets	57,351,808	55,362,790	48,891,230	56,362,794	44,609,968
Loans	49,457,937	47,859,371	42,517,287	48,663,070	38,592,151
Interest bearing liabilities	40,925,791	37,618,750	29,694,271	39,281,405	27,930,890
Deposits	47,464,469	47,152,919	42,896,381	47,309,554	39,349,737
Shareholders' equity	6,546,452	6,440,215	6,238,985	6,493,627	5,673,014

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2023	2023	2022	2022	2022
Assets	$61,703,693	$64,309,573	$57,462,749	$55,927,501	$54,438,807
Total loans	49,877,248	48,659,966	46,917,200	45,185,764	43,560,777
Deposits	49,619,815	47,590,916	47,636,914	45,308,843	43,881,051
Shareholders' equity	6,575,184	6,511,581	6,400,802	6,273,829	6,204,913

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$9,287,309	$9,043,946	$8,804,830	$8,701,377	$8,514,458
Commercial real estate:
Commercial real estate	27,793,072	27,051,111	25,732,033	24,493,445	23,535,086
Construction	3,815,761	3,725,967	3,700,835	3,571,818	3,374,373
Total commercial real estate	31,608,833	30,777,078	29,432,868	28,065,263	26,909,459
Residential mortgage	5,560,356	5,486,280	5,364,550	5,177,128	5,005,069
Consumer:
Home equity	535,493	516,592	503,884	467,135	431,455
Automobile	1,632,875	1,717,141	1,746,225	1,711,086	1,673,482
Other consumer	1,252,382	1,118,929	1,064,843	1,063,775	1,026,854
Total consumer loans	3,420,750	3,352,662	3,314,952	3,241,996	3,131,791
Total loans	$49,877,248	$48,659,966	$46,917,200	$45,185,764	$43,560,777

CAPITAL RATIOS:
Book value per common share	$12.54	$12.41	$12.23	$11.98	$11.84
Tangible book value per common share (3)	8.51	8.36	8.15	7.87	7.71
Tangible common equity to tangible assets (3)	7.24%	6.82%	7.45%	7.40%	7.46%
Tier 1 leverage capital	7.86	7.96	8.23	8.31	8.33
Common equity tier 1 capital	9.03	9.02	9.01	9.09	9.06
Tier 1 risk-based capital	9.47	9.46	9.46	9.56	9.54
Total risk-based capital	11.52	11.58	11.63	11.84	11.53

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
ALLOWANCE FOR CREDIT LOSSES:	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2023	2023	2022	2023	2022
Allowance for credit losses for loans
Beginning balance	$460,969	$483,255	$379,252	$483,255	$375,702
Impact of the adoption of ASU No. 2022-02	—	(1,368)	—	(1,368)	—
Allowance for purchased credit deteriorated (PCD) loans, net (2)	—	—	70,319	—	70,319
Beginning balance, adjusted	460,969	481,887	449,571	481,887	446,021
Loans charged-off:
Commercial and industrial	(3,865)	(26,047)	(4,540)	(29,912)	(6,111)
Commercial real estate	(2,065)	—	—	(2,065)	(173)
Construction	(4,208)	(5,698)	—	(9,906)	—
Residential mortgage	(149)	—	(1)	(149)	(27)
Total consumer	(1,040)	(828)	(726)	(1,868)	(1,551)
Total loans charged-off	(11,327)	(32,573)	(5,267)	(43,900)	(7,862)
Charged-off loans recovered:
Commercial and industrial	2,173	1,399	1,952	3,572	2,776
Commercial real estate	4	24	224	28	331
Residential mortgage	135	21	74	156	531
Total consumer	390	761	697	1,151	1,954
Total loans recovered	2,702	2,205	2,947	4,907	5,592
Total net charge-offs	(8,625)	(30,368)	(2,320)	(38,993)	(2,270)
Provision for credit losses for loans	6,332	9,450	43,712	15,782	47,212
Ending balance	$458,676	$460,969	$490,963	$458,676	$490,963
Components of allowance for credit losses for loans:
Allowance for loan losses	$436,432	$436,898	$468,819	$436,432	$468,819
Allowance for unfunded credit commitments	22,244	24,071	22,144	22,244	22,144
Allowance for credit losses for loans	$458,676	$460,969	$490,963	$458,676	$490,963
Components of provision for credit losses for loans:
Provision for credit losses for loans	$8,159	$9,979	$38,310	$18,138	$41,568
(Credit) provision for unfunded credit commitments	(1,827)	(529)	5,402	(2,356)	5,644
Total provision for credit losses for loans	$6,332	$9,450	$43,712	$15,782	$47,212
Annualized ratio of total net charge-offs to total average loans	0.07%	0.25%	0.02%	0.16%	0.01%
Allowance for credit losses for loans as a % of total loans	0.92%	0.95%	1.13%	0.92	1.13

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2023	2023	2022	2022	2022
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,229	$20,716	$11,664	$19,526	$7,143
Commercial real estate	3,612	13,580	6,638	6,196	10,516
Construction	—	—	—	—	9,108
Residential mortgage	15,565	12,599	16,146	13,045	12,326
Total consumer	8,431	7,845	9,087	6,196	6,009
Total 30 to 59 days past due	33,837	54,740	43,535	44,963	45,102
60 to 89 days past due:
Commercial and industrial	7,468	24,118	12,705	2,188	3,870
Commercial real estate	—	—	3,167	383	630
Construction	—	—	—	12,969	3,862
Residential mortgage	1,348	2,133	3,315	5,947	2,410
Total consumer	4,126	1,519	1,579	1,174	702
Total 60 to 89 days past due	12,942	27,770	20,766	22,661	11,474
90 or more days past due:
Commercial and industrial	6,599	8,927	18,392	15,072	15,470
Commercial real estate	2,242	—	2,292	15,082	—
Construction	3,990	6,450	3,990	—	—
Residential mortgage	1,165	1,668	1,866	550	1,188
Total consumer	1,006	747	47	421	267
Total 90 or more days past due	15,002	17,792	26,587	31,125	16,925
Total accruing past due loans	$61,781	$100,302	$90,888	$98,749	$73,501
Non-accrual loans:
Commercial and industrial	$84,449	$78,606	$98,881	$135,187	$148,404
Commercial real estate	82,712	67,938	68,316	67,319	85,807
Construction	63,043	68,649	74,230	61,098	49,780
Residential mortgage	20,819	23,483	25,160	26,564	25,847
Total consumer	3,068	3,318	3,174	3,227	3,279
Total non-accrual loans	254,091	241,994	269,761	293,395	313,117
Other real estate owned (OREO)	824	1,189	286	286	422
Other repossessed assets	1,230	1,752	1,937	1,122	1,200
Total non-performing assets	$256,145	$244,935	$271,984	$294,803	$314,739
Total non-accrual loans as a % of loans	0.51%	0.50%	0.57%	0.65%	0.72%
Total accruing past due and non-accrual loans as a % of loans	0.63	0.70	0.77	0.87	0.89
Allowance for losses on loans as a % of non-accrual loans	171.76	180.54	170.02	162.15	149.73

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	Represents the allowance for acquired PCD loans, net of PCD loan charge-offs totaling $62.4 million in the second quarter 2022.
(3)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2023	2023	2022	2023	2022
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$139,060	$146,551	$96,413	$285,611	$213,141
Add: Losses (gains) on available for sale and held to maturity securities transactions (net of tax)(a)	6	17	(56)	23	(50)
Add: Restructuring charge (net of tax)(b)	8,015	—	—	8,015	—
Add: Provision for credit losses for available for sale securities (c)	—	5,000	—	5,000	—
Add: Non-PCD provision for credit losses (net of tax)(d)	—	—	29,282	—	29,282
Add: Merger related expenses (net of tax)(e)	—	2,962	40,164	2,962	43,743
Net income, as adjusted (non-GAAP)	$147,081	$154,530	$165,803	$301,611	$286,116
Dividends on preferred stock	4,030	3,874	3,172	7,904	6,344
Net income available to common shareholders, as adjusted (non-GAAP)	$143,051	$150,656	$162,631	$293,707	$279,772
__________
(a) Included in gains (losses) on securities transactions, net.
(b) Represents severance expense related to workforce reductions within salary and employee benefits expense.
(c) Included in provision for credit losses for available for sale and held to maturity securities (tax disallowed).
(d) Represents provision for credit losses for non-PCD assets and unfunded credit commitments acquired during the period.
(e) Included primarily within salary and employee benefits expense.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$143,051	$150,656	$162,631	$293,707	$279,772
Average number of shares outstanding	507,690,043	507,111,295	506,302,464	507,402,268	464,172,210
Basic earnings, as adjusted (non-GAAP)	$0.28	$0.30	$0.32	$0.58	$0.60
Average number of diluted shares outstanding	508,643,025	509,656,430	508,479,206	509,076,303	466,320,683
Diluted earnings, as adjusted (non-GAAP)	$0.28	$0.30	$0.32	$0.58	$0.60
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$147,081	$154,530	$165,803	$301,611	$286,116
Average shareholders' equity	$6,546,452	$6,440,215	$6,238,985	6,493,627	5,673,014
Less: Average goodwill and other intangible assets	2,051,591	2,061,361	2,105,585	2,056,487	1,823,538
Average tangible shareholders' equity	$4,494,861	$4,378,854	$4,133,400	$4,437,140	$3,849,476
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	13.09%	14.12%	16.05%	13.59%	14.87%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$147,081	$154,530	$165,803	$301,611	$286,116
Average assets	$61,877,464	$59,867,002	$53,211,422	$60,877,792	$48,417,469
Annualized return on average assets, as adjusted (non-GAAP)	0.95%	1.03%	1.25%	0.99%	1.18%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2023	2023	2022	2023	2022
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$147,081	$154,530	$165,803	$301,611	$286,116
Average shareholders' equity	$6,546,452	$6,440,215	$6,238,985	$6,493,627	$5,673,014
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	8.99%	9.60%	10.63%	9.29%	10.09%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$139,060	$146,551	$96,413	$285,611	$213,141
Average shareholders' equity	$6,546,452	$6,440,215	$6,238,985	6,493,627	5,673,014
Less: Average goodwill and other intangible assets	2,051,591	2,061,361	2,105,585	2,056,487	1,823,538
Average tangible shareholders' equity	$4,494,861	$4,378,854	$4,133,400	$4,437,140	$3,849,476
Annualized return on average tangible shareholders' equity (non-GAAP)	12.37%	13.39%	9.33%	12.87%	11.07%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$282,971	$272,166	$299,730	$555,137	$497,070
Less: Restructuring charge (pre-tax)	11,182	—	—	11,182	—
Less: Merger-related expenses (pre-tax)	—	4,133	54,496	4,133	59,124
Less: Amortization of tax credit investments (pre-tax)	5,018	4,253	3,193	9,271	6,089
Non-interest expense, as adjusted (non-GAAP)	$266,771	$263,780	$242,041	$530,551	$431,857
Net interest income, as reported (GAAP)	419,765	436,020	418,160	855,785	735,829
Non-interest income, as reported (GAAP)	60,075	54,299	58,533	114,374	97,803
Add: Losses (gains) on available for sale and held to maturity securities transactions, net (pre-tax)	9	24	(78)	33	(69)
Non-interest income, as adjusted (non-GAAP)	$60,084	$54,323	$58,455	$114,407	$97,734
Gross operating income, as adjusted (non-GAAP)	$479,849	$490,343	$476,615	$970,192	$833,563
Efficiency ratio (non-GAAP)	55.59%	53.79%	50.78%	54.69%	51.81%

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2023	2023	2022	2022	2022
Tangible book value per common share (non-GAAP):
Common shares outstanding	507,619,430	507,762,358	506,374,478	506,351,502	506,328,526
Shareholders' equity (GAAP)	$6,575,184	$6,511,581	$6,400,802	$6,273,829	$6,204,913
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	2,046,882	2,056,107	2,066,392	2,079,731	2,090,147
Tangible common shareholders' equity (non-GAAP)	$4,318,611	$4,245,783	$4,124,719	$3,984,407	$3,905,075
Tangible book value per common share (non-GAAP)	$8.51	$8.36	$8.15	$7.87	$7.71
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$4,318,611	$4,245,783	$4,124,719	$3,984,407	$3,905,075
Total assets (GAAP)	$61,703,693	$64,309,573	$57,462,749	$55,927,501	$54,438,807
Less: Goodwill and other intangible assets	2,046,882	2,056,107	2,066,392	2,079,731	2,090,147
Tangible assets (non-GAAP)	$59,656,811	$62,253,466	$55,396,357	$53,847,770	$52,348,660
Tangible common equity to tangible assets (non-GAAP)	7.24%	6.82%	7.45%	7.40%	7.46%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Cash and due from banks	$463,318	$444,325
Interest bearing deposits with banks	1,491,091	503,622
Investment securities:
Equity securities	61,010	48,731
Trading debt securities	3,409	13,438
Available for sale debt securities	1,236,946	1,261,397
Held to maturity debt securities (net of allowance for credit losses of $1,351 at June 30, 2023 and $1,646 at December 31, 2022)	3,765,487	3,827,338
Total investment securities	5,066,852	5,150,904
Loans held for sale, at fair value	33,044	18,118
Loans	49,877,248	46,917,200
Less: Allowance for loan losses	(436,432)	(458,655)
Net loans	49,440,816	46,458,545
Premises and equipment, net	386,584	358,556
Lease right of use assets	359,751	306,352
Bank owned life insurance	717,681	717,177
Accrued interest receivable	225,918	196,606
Goodwill	1,868,936	1,868,936
Other intangible assets, net	177,946	197,456
Other assets	1,471,756	1,242,152
Total Assets	$61,703,693	$57,462,749
Liabilities
Deposits:
Non-interest bearing	$12,434,307	$14,463,645
Interest bearing:
Savings, NOW and money market	22,277,326	23,616,812
Time	14,908,182	9,556,457
Total deposits	49,619,815	47,636,914
Short-term borrowings	1,088,899	138,729
Long-term borrowings	2,443,533	1,543,058
Junior subordinated debentures issued to capital trusts	56,934	56,760
Lease liabilities	420,972	358,884
Accrued expenses and other liabilities	1,498,356	1,327,602
Total Liabilities	55,128,509	51,061,947
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at June 30, 2023 and December 31, 2022)	111,590	111,590
Series B (4,000,000 shares issued at June 30, 2023 and December 31, 2022)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 507,896,910 shares at June 30, 2023 and December 31, 2022)	178,187	178,185
Surplus	4,974,507	4,980,231
Retained earnings	1,379,534	1,218,445
Accumulated other comprehensive loss	(164,747)	(164,002)
Treasury stock, at cost (277,480 common shares at June 30, 2023 and 1,522,432 common shares at December 31, 2022)	(1,988)	(21,748)
Total Shareholders’ Equity	6,575,184	6,400,802
Total Liabilities and Shareholders’ Equity	$61,703,693	$57,462,749

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest Income
Interest and fees on loans	$715,172	$655,226	$415,577	$1,370,398	$732,942
Interest and dividends on investment securities:
Taxable	31,919	32,289	27,534	64,208	45,973
Tax-exempt	5,575	5,325	5,191	10,900	7,708
Dividends	7,517	5,185	3,076	12,702	4,752
Interest on federal funds sold and other short-term investments	27,276	22,205	1,569	49,481	2,030
Total interest income	787,459	720,230	452,947	1,507,689	793,405
Interest Expense
Interest on deposits:
Savings, NOW and money market	164,842	150,766	17,122	315,608	26,749
Time	125,764	80,298	3,269	206,062	6,100
Interest on short-term borrowings	50,208	33,948	4,083	84,156	4,889
Interest on long-term borrowings and junior subordinated debentures	26,880	19,198	10,313	46,078	19,838
Total interest expense	367,694	284,210	34,787	651,904	57,576
Net Interest Income	419,765	436,020	418,160	855,785	735,829
(Credit) provision for credit losses for available for sale and held to maturity securities	(282)	4,987	286	4,705	343
Provision for credit losses for loans	6,332	9,450	43,712	15,782	47,212
Net Interest Income After Provision for Credit Losses	413,715	421,583	374,162	835,298	688,274
Non-Interest Income
Wealth management and trust fees	11,176	9,587	9,577	20,763	14,708
Insurance commissions	3,139	2,420	3,463	5,559	5,322
Capital markets	16,967	10,892	14,711	27,859	29,071
Service charges on deposit accounts	10,542	10,476	10,067	21,018	16,279
Gains (losses) on securities transactions, net	217	378	(309)	595	(1,381)
Fees from loan servicing	2,702	2,671	2,717	5,373	5,498
Gains on sales of loans, net	1,240	489	3,602	1,729	4,588
Bank owned life insurance	2,443	2,584	2,113	5,027	4,159
Other	11,649	14,802	12,592	26,451	19,559
Total non-interest income	60,075	54,299	58,533	114,374	97,803
Non-Interest Expense
Salary and employee benefits expense	149,594	144,986	154,798	294,580	262,531
Net occupancy expense	25,949	23,256	22,429	49,205	44,420
Technology, furniture and equipment expense	32,476	36,508	49,866	68,984	75,880
FDIC insurance assessment	10,426	9,155	5,351	19,581	9,509
Amortization of other intangible assets	9,812	10,519	11,400	20,331	15,837
Professional and legal fees	21,406	16,814	30,409	38,220	45,158
Amortization of tax credit investments	5,018	4,253	3,193	9,271	6,089
Other	28,290	26,675	22,284	54,965	37,646
Total non-interest expense	282,971	272,166	299,730	555,137	497,070
Income Before Income Taxes	190,819	203,716	132,965	394,535	289,007
Income tax expense	51,759	57,165	36,552	108,924	75,866
Net Income	139,060	146,551	96,413	285,611	213,141
Dividends on preferred stock	4,030	3,874	3,172	7,904	6,344
Net Income Available to Common Shareholders	$135,030	$142,677	$93,241	$277,707	$206,797

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$49,457,937	$715,195	5.78%	$47,859,371	$655,250	5.48%	$42,517,287	$415,602	3.91%
Taxable investments (3)	5,065,812	39,436	3.11	5,033,134	37,474	2.98	4,912,994	30,610	2.49
Tax-exempt investments (1)(3)	629,342	7,062	4.49	623,145	6,739	4.33	684,471	6,571	3.84
Interest bearing deposits with banks	2,198,717	27,276	4.96	1,847,140	22,205	4.81	776,478	1,569	0.81
Total interest earning assets	57,351,808	788,969	5.50	55,362,790	721,668	5.21	48,891,230	454,352	3.72
Other assets	4,525,656			4,504,212			4,320,192
Total assets	$61,877,464			$59,867,002			$53,211,422
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$22,512,128	$164,843	2.93%	$23,389,569	$150,766	2.58%	$23,027,347	$17,122	0.30%
Time deposits	12,195,479	125,764	4.12	9,738,608	80,298	3.30	3,601,088	3,269	0.36
Short-term borrowings	3,878,457	50,207	5.18	2,803,743	33,948	4.84	1,603,198	4,083	1.02
Long-term borrowings (4)	2,339,727	26,880	4.60	1,686,830	19,198	4.55	1,462,638	10,313	2.82
Total interest bearing liabilities	40,925,791	367,694	3.59	37,618,750	284,210	3.02	29,694,271	34,787	0.47
Non-interest bearing deposits	12,756,862			14,024,742			16,267,946
Other liabilities	1,648,359			1,783,295			1,010,220
Shareholders' equity	6,546,452			6,440,215			6,238,985
Total liabilities and shareholders' equity	$61,877,464			$59,867,002			$53,211,422

Net interest income/interest rate spread (5)		$421,275	1.91%		$437,458	2.19%		$419,565	3.25%
Tax equivalent adjustment		(1,510)			(1,438)			(1,405)
Net interest income, as reported		$419,765			$436,020			$418,160
Net interest margin (6)			2.93			3.15			3.42
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			2.94%			3.16%			3.43%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.